INTEGRA LIFESCIENCES HOLDINGS CORPORATION

                         SUPPLEMENT TO OFFER TO EXCHANGE

            2 1/2% CONTINGENT CONVERTIBLE SUBORDINATED NOTES DUE 2008

                           FOR ANY AND ALL OUTSTANDING

            2 1/2% CONTINGENT CONVERTIBLE SUBORDINATED NOTES DUE 2008

                      (CUSIP NOS. 457985AA7 AND 457985AB5)

THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 14, 2006, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE "EXPIRATION DATE"). HOLDERS OF OLD NOTES MUST TENDER, AND NOT WITHDRAW, THEIR OLD NOTES PRIOR TO THE EXPIRATION DATE TO BE ELIGIBLE TO EXCHANGE THEIR OLD NOTES FOR NEW NOTES (AS DESCRIBED BELOW).

         This Supplement to the Offer to Exchange (this "Supplement") amends and supplements the Offer to Exchange and related Letter of Transmittal dated July 17, 2006 (the "Offer to Exchange"), pursuant to which Integra LifeSciences Holdings Corporation, a Delaware corporation ("Integra" or the "Company"), offered (i) to exchange $1,000 in principal amount of 2 1/2% Contingent Convertible Subordinated Notes due 2008 (the "New Notes") and (ii) a one time cash payment (an "Exchange Fee") equal to $2.50 for each $1,000 in principal amount of our outstanding 2 1/2% Contingent Convertible Subordinated Notes due 2008 (the "Old Notes" and together with the New Notes, the "Notes") that is properly tendered and accepted for exchange upon the terms and subject to the conditions set forth in the Offer to Exchange, this Supplement and in the related Letter of Transmittal (the "Letter of Transmittal"). The offer to exchange the Notes (including the payment of an Exchange Fee) pursuant to the Offer to Exchange and this Supplement is referred to herein as an "Offer." The Offer is contingent upon the tender or exchange of at least 50% of the principal amount of Old Notes outstanding and the satisfaction of certain other conditions.

         The Offer will expire at 5:00 p.m., New York City time, on August 14, 2006 unless extended by the Company and subject to the right of the Company, in its sole discretion, subject to applicable law, to terminate, withdraw or amend the Offer at any time as discussed below. Any extension of the Offer will be announced by press release no later than 9:00 a.m. New York City time, on the next Nasdaq Global Select Market trading day after the previously scheduled Expiration Date.

         Any questions or requests for assistance concerning the Offer may be directed to Georgeson Inc. (referred to herein as the "Information Agent") at the address and telephone number set forth on the back cover of this Supplement. Requests for additional copies of the Offer to Exchange, any supplements, the Letter of Transmittal or any other related documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Supplement. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                                 Georgeson Inc.
                          17 State Street - 10th Floor
                               New York, NY 10004
                     Banks and Brokers Call: (212) 440-9800
                    All Others Call Toll Free: (866) 482-4943






July 31, 2006

         Integra is amending and supplementing the Offer to Exchange and the related Letter of Transmittal. The following information supplements, amends and revises the information provided in the Offer to Exchange and therefore should be read carefully in conjunction with the Offer to Exchange and the related Letter of Transmittal.

          (1) The last sentence of the second paragraph on page 1 of the Offer to Exchange under the heading "Summary" is hereby deleted.

          (2) The first paragraph on page 5 of the Offer to Exchange under the heading "New Notes" is hereby amended and restated in its entirety as follows:

              The following summary contains basic information about the New Notes. For a complete understanding of the New Notes and before you decide whether to tender your Old Notes in the Offer, please refer to the section of this document entitled "Description of New Notes." For purposes of the description of the New Notes included in this Offer to Exchange, references to "the Company," "Integra," "us," "we," and "our" refer only to Integra LifeSciences Holdings Corporation and do not include our subsidiaries.

          (3) The first sentence of the last paragraph on page 6 of the Offer to Exchange under the heading "New Notes--Conversion Rights" is hereby amended and replaced in its entirety with the following:

              Upon conversion of each $1,000 principal amount of New Notes, you will receive: (a) cash and (b) common stock, determined in the manner set forth herein.

          (4) On page 10 of the Offer to Exchange, the section entitled "Summary Comparison of the Old Notes and the New Notes" is hereby amended to add the following subsection under "--Maturity":


     Subordination........................    The Old Notes are unsecured, subordinated      Same as the Old Notes.
                                              obligations of the Company.  They rank
                                              junior in right of payment to all of the
                                              Company's existing and future senior
                                              indebtedness (as defined), and rank equally
                                              with all of our future subordinated
                                              indebtedness.  The notes are also
                                              effectively subordinated to all existing and
                                              future indebtedness and other liabilities of
                                              our subsidiaries.  Neither we nor our
                                              subsidiaries are restricted under the
                                              indenture from incurring senior debt or
                                              other additional indebtedness.


          (5) The disclosure in the New Notes column "Summary Comparison of the Old Notes and the New Notes--Conversion Price" on page 11 of the Offer to Exchange is hereby amended and replaced in its entirety with the following:

              Same as the Old Notes, except that, subject to certain exceptions described in "Description of New Notes," upon conversion of each $1,000 principal amount of New Notes, holders will receive cash and, if applicable, shares of our common stock in an amount determined in the manner set forth under "Description of New Notes--Payment Upon Conversion." The amount of cash and common stock payable will depend upon the value of our common stock over a 15 day observation period beginning on the third trading day after a holder delivers a notice of conversion.

          (6) The last sentence of the paragraph on page 31 of the Offer to Exchange under the heading "Selected Financial Information" is hereby deleted.

          (7) The first bullet under the heading "Important Reservation of Rights Regarding the Offer" on page 34 of the Offer to Exchange is hereby amended and restated in its entirety as follows:

              All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange, including the Letter of Transmittal and the instructions to such Letter of Transmittal, will be determined by us in our sole discretion and our determination shall be final and binding on all persons participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction.

          (8) The penultimate bullet on page 35 of the Offer to Exchange under the heading "Important Reservation of Rights Regarding the Offer" is hereby amended and restated in its entirety as follows:

              We also reserve the absolute right to waive any defects or irregularities or conditions of the Offer as to any particular Old Notes, other than those conditions that are dependent upon the receipt of government approvals, before the Expiration Date. In the case of those conditions of the Offer that are dependent upon the receipt of government approvals, we reserve the absolute right to waive such conditions before or after the Expiration Date.

          (9) The last sentence in the first paragraph under the heading "Legal Limitation" on page 36 of the Offer to Exchange is hereby deleted and replaced in its entirety with the following:

              Any determination by us concerning the conditions described above will be final and binding on all parties participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction.

(10) The penultimate paragraph on page 40 of the Offer to Exchange under the heading "Withdrawal of Tenders" is hereby amended and restated in its entirety as follows:

              All questions as to form and validity (including time of receipt) of any delivery or revocation of a tender will be determined by us, in our sole discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction.

          (11) The first full paragraph on page 48 of the Offer to Exchange is hereby amended to add the following sentence prior to the final sentence of the paragraph:

              At our option, we may issue one share of our common stock instead of paying cash in lieu of fractional shares.

          (12)  The   disclosure   under  the   heading   "Description   of  New
     Notes--Payment Upon Conversion" on page 48 of the Offer to Exchange is hereby amended and replaced in its entirety with the following:

              Upon conversion of a holder's New Note, we shall deliver, through the conversion agent, the following to such holder for each $1,000 principal amount of New Notes being converted, subject to our right to elect to pay the net share amount in cash: (1) cash equal to the sum of the daily cash amounts (as defined below), and (2) shares ("net shares") of common stock, if any, with a value equal to the sum of the daily share amounts (as defined below) (the "net share amount"), in each case for each of the 15 trading days during the related observation period. We shall deliver the foregoing on the third trading day immediately following the last day of the related observation period.

              The "observation period" with respect to any New Note converted means the 15 consecutive trading-day period beginning on and including the third trading day after a holder delivers a conversion notice to the conversion agent or, if the we have elected to pay the net share amount in cash, the trading day after the last day of the conversion retraction period.

              The "daily settlement amount," for each of the 15 trading days during the observation period, shall consist of:

     o cash (the "daily cash amount") equal to the lesser of $66.67 and the daily conversion value relating to such day; and

     o if such daily conversion value exceeds $66.67, a number of shares of common stock with a value (the "daily share amount") equal to (A) the difference between such daily conversion value and $66.67, divided by
          (B) the daily VWAP for such day.

              Instead of delivering shares of common stock in satisfaction of our obligation to deliver the net share amount upon conversion of Notes, we may elect to deliver an additional amount of cash. The amount shall be equal to the net share amount.

              We will inform the holders through the trustee if we choose to satisfy our obligation to deliver the net share amount upon conversion with additional cash no later than two trading days following the conversion date.

              If we do not give any notice within the time periods described as to how we intend to settle, we will satisfy our obligation to deliver the net share amount only in shares of common stock (and cash in lieu of fractional shares). We will treat in the same manner all holders converting on the same trading day. Subject to the foregoing, we will not, however, have any obligation to settle our conversion obligations arising on different trading days in the same manner. For holders converting on any trading day, we may choose to settle the net share amount in cash and shares of common stock only and for holders converting on another trading day, choose to settle exclusively in cash.

              If we elect to satisfy any portion of our obligation to deliver the net share amount in cash (other than cash in lieu of fractional shares), holders may retract their conversion notice at any time during the three trading day period beginning on the trading day after we have notified the trustee of our method of settlement.

              The "daily conversion value" means, for each of the 15 consecutive trading days during the observation period, one-fifteenth (1/15) of the product of (1) conversion rate on such day and (2) the daily VWAP of common stock (or the value of the securities into which common stock has been converted) for such day.

              The "daily VWAP" for the common stock means, for each of the 15 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page IART [EQUITY] AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of common stock on such trading day as the board of directors determines in good faith using a volume-weighted method, which determination shall be conclusive).

          (13)  The  last   sentence   in  the   paragraph   under  the  heading
     "Calculations in Respect of New Notes" on page 56 of the Offer to Exchange is hereby amended and restated in its entirety as follows:

              We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of New Notes, subject to such holder's disputing such calculation in a court of competent jurisdiction.

          (14) The penultimate and last sentences of the first paragraph on page 58 of the Offer to Exchange under the heading "Description of Capital Stock" are hereby deleted.

          (15) The third sentence of the third paragraph on page 71 of the Offer to Exchange under the heading "Where You Can Find More Information" is hereby deleted.

          (16) The second bullet on page 71 of the Offer to Exchange under the heading "Where You Can Find More Information" is hereby amended and restated in its entirety as follows:

              Current Reports on Form 8-K filed on January 9, 2006, January 17, 2006, March 8, 2006 (as amended on May 12, 2006), March 10, 2006,
              April 13, 2006, April 25, 2006, May 17, 2006 (as amended on July 28, 2006), July 7, 2006, July 14, 2006 and July 17, 2006; and

          (17) The first sentence of the second paragraph under "Item 8. No Conditional Tenders" on page 14 of the Letter of Transmittal is hereby amended and restated in its entirety as follows:

              The Company will determine, in its sole discretion, all questions as to the form, validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction.

          (18) The third sentence of the second paragraph under "Item 8. No Conditional Tenders" on page 14 of the Letter of Transmittal is hereby amended and restated in its entirety as follows:

              The Company also reserves the absolute right, in its sole discretion, to waive any defects or irregularities or conditions of the Offer as to any particular Old Notes, other than those dependent upon the receipt of government approvals, before the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Offer). In the case of those conditions of the Offer that are dependent upon the receipt of government approvals, the Company reserves the absolute right to waive such conditions before or after the Expiration Date.

          (19) The third to last sentence of the second paragraph under "Item 8. No Conditional Tenders" on page 14 of the Letter of Transmittal is hereby amended and restated in its entirety as follows:

              The interpretation of the terms and conditions of the Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties participating in the Offer, subject to such Offer participant's disputing such interpretation in a court of competent jurisdiction.

          (20) The third sentence of the first paragraph on page 18 of the Letter of Transmittal is hereby amended and restated in its entirety as follows:

              All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction.

          (21) The first sentence of the final paragraph of "Item 10. Withdrawal of Tenders" on page 15 of the Letter of Transmittal is hereby and amended and restated in its entirety as follows:

              All questions as to form and validity (including time of receipt) of any delivery or revocation of a tender will be determined by the Company, in its sole discretion, which determination will be final and binding on all parties participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction.

         Integra has filed an amendment to the Tender Offer Statement on Schedule TO (as amended, "Schedule TO") with the SEC furnishing the above information and may file further amendments thereto with respect to the Offer. The Schedule TO and any and all amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner described on page 71 of the Offer to Exchange under the section entitled "Where You Can Find More Information."

         Except as modified by this Supplement and any amendments to Schedule TO, the terms and conditions set forth in the Offer to Exchange remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Exchange and the related Letter of Transmittal.

         To  obtain   additional   copies  of  the  Offer  to  Exchange  or  any
supplements, please contact the Information Agent. Any questions about the Offer or procedures for accepting the Offer may be directed to the Information Agent.

                     The Information Agent for the Offer is:
                                 Georgeson Inc.
                     Banks and Brokers Call: (212) 440-9800
                    All Others Call Toll Free: (866) 482-4943

                      The Exchange Agent for the Offer is:

                     Wells Fargo Bank, National Association

                         Call Toll Free: (800) 344-5128


BY REGISTERED AND CERTIFIED MAIL        BY OVERNIGHT COURIER OR REGULAR MAIL:                BY HAND DELIVERY
     Wells Fargo Bank, N.A.                     Wells Fargo Bank, N.A.                    Wells Fargo Bank, N.A.
   Corporate Trust Operations                 Corporate Trust Operations                 Corporate Trust Services
          MAC N9303-121                              MAC N9303-121                         608 2nd Avenue South
          P.O. Box 1517                         6th & Marquette Avenue             Northstar East Building - 12th Floor
      Minneapolis, MN 55480                      Minneapolis, MN 55479                     Minneapolis, MN 55402


                                       or

                           BY FACSIMILE TRANSMISSION:
                                 (612) 667-6282


              If you have questions about the Company you may contact the Company at the address or telephone number set forth below:

                    Integra LifeSciences Holdings Corporation
                              311 Enterprise Drive
                          Plainsboro, New Jersey, 08536
                    Attention: Investor Relations Department
                                 (609) 936-2491